EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings Increase

CORYDON, Ind., April 30, 2015 (GLOBE NEWSWIRE) -- First Capital, Inc. (Nasdaq:FCAP) (the "Company"), the holding company for First Harrison Bank (the "Bank"), today reported net income of $1.5 million or $0.53 per diluted share for the quarter ended March 31, 2015, compared to $1.3 million or $0.47 per diluted share for the quarter ended March 31, 2014. The increase in net income is primarily due to increases in net interest income after provision for loan losses and noninterest income partially offset by an increase in noninterest expenses.

Net interest income after provision for loan losses increased $74,000 for the quarter ended March 31, 2015 as compared to the same prior year period. Interest income decreased $6,000 when comparing the periods as the average tax-equivalent yield on interest-earning assets decreased from 4.44% for the three-month period ended March 31, 2014 to 4.31% for the same period in 2015. This was partially offset by an increase in the average balance of interest-earning assets from $420.3 million to $432.0 million when comparing the same two periods. The increase in the average balance was primarily due to increases in loans receivable and federal funds sold partially offset by a decrease in investment securities. Interest expense decreased $55,000 when comparing the periods as the average cost of interest-bearing liabilities decreased from 0.36% to 0.29%. As a result, the interest-rate spread decreased from 4.08% for the quarter ended March 31, 2014 to 4.02% for the same period in 2015. The provision for loan losses was $25,000 for the quarter ended March 31, 2014. However, no provision for loan losses was recorded for the quarter ended March 31, 2015 based on management's analysis of the allowance for loan losses and a general improvement in the Bank's loan portfolio evidenced by a decrease in nonperforming loans from $3.2 million at December 31, 2014 to $1.7 million at March 31, 2015. The Bank recognized net charge-offs of $1.2 million for the quarter ended March 31, 2015 compared to a net recovery of $65,000 during the same period in 2014. The net charge-offs recognized in 2015 primarily related to a $1.2 million charge-off on a commercial loan that had been fully reserved for in prior periods.

Noninterest income increased $385,000 for the three months ended March 31, 2015 as compared to the same period in 2014. Gains on the sale of loans and other income increased $201,000 and $108,000, respectively, when comparing the two periods. The increase in the gains on the sale of loans is primarily due to an increase in the Bank's sales activity of commercial Small Business Administration loans during 2015. The increase in other income was primarily due to a gain on life insurance of $110,000 recognized during the quarter ended March 31, 2015.

Noninterest expense increased $380,000 for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014, due primarily to increases in compensation and benefits expense and other operating expenses of $175,000 and $95,000, respectively. The increase in compensation and benefits expense was primarily due to the addition of staff in the commercial and residential lending areas as well as normal increases in salaries and employee benefits. Other operating expenses increased primarily due to increases in costs associated with the maintenance and disposal of other real estate owned and community donations and sponsorships.

Total assets increased $168,000 to $472.9 million at March 31, 2015. Cash and cash equivalents increased $5.3 million which was partially offset by decreases of $3.6 million and $1.4 million in net loans receivable and loans held for sale, respectively. Deposits decreased $1.4 million to $411.2 million at March 31, 2015 due to normal balance fluctuations. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $5.2 million at December 31, 2014 to $4.2 million at March 31, 2015.

At March 31, 2015, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank's offering of traditional banking products and services. You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended March 31,
OPERATING DATA	2015	2014
(Dollars in thousands, except per share data)

Total interest income	$ 4,496	$ 4,502
Total interest expense	243	298
Net interest income	4,253	4,204
Provision for loan losses	--	25
Net interest income after provision for loan losses	4,253	4,179

Total non-interest income	1,364	979
Total non-interest expense	3,679	3,299
Income before income taxes	1,938	1,859
Income tax expense	469	559
Net income	1,469	1,300
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$ 1,466	$ 1,297

Net income per share attributable to First Capital, Inc. common shareholders:
Basic	$ 0.53	$ 0.47

Diluted	$ 0.53	$ 0.47

Weighted average common shares outstanding:
Basic	2,740,502	2,784,088

Diluted	2,740,502	2,784,088

OTHER FINANCIAL DATA

Cash dividends per share	$ 0.21	$ 0.21
Return on average assets (annualized)	1.26%	1.16%
Return on average equity (annualized)	10.15%	9.60%
Net interest margin	4.09%	4.15%
Interest rate spread	4.02%	4.08%
Net overhead expense as a percentage of average assets (annualized)	3.17%	2.94%

BALANCE SHEET INFORMATION	March 31, 2015	December 31, 2014
(Dollars in thousands)

Cash and cash equivalents	$ 38,570	$ 33,243
Interest-bearing time deposits	9,015	8,270
Investment securities	99,447	100,232
Gross loans	300,673	305,449
Allowance for loan losses	3,634	4,846
Earning assets	436,252	432,544
Total assets	472,929	472,761
Deposits	411,230	412,636
Stockholders' equity, net of noncontrolling interest	58,295	57,121
Non-performing assets:
Nonaccrual loans	1,709	3,139
Accruing loans past due 90 days	32	85
Foreclosed real estate	541	78
Troubled debt restructurings on accrual status	1,747	1,901
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.95%	10.59%
Tier I - risk based	14.89%	14.55%
Total risk-based	15.97%	15.80%
CONTACT: Chris Frederick
         Chief Financial Officer
         812-734-3464